Exhibit 10.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

BY AND AMONG

THE WILLIAMS COMPANIES, INC.,

WILLIAMS PARTNERS GP LLC,

WILLIAMS PARTNERS L.P.,

WILLIAMS PARTNERS OPERATING LLC

AND

WILLIAMS FIELD SERVICES GROUP, LLC

October 29, 2012

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Construction	9
ARTICLE 2 CONVEYANCE AND CLOSING		9
2.1	Conveyance	9
2.2	Consideration	9
2.3	Closing and Closing Deliveries	10
2.4	Purchase Price Adjustment	11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES		14
3.1	Organization	14
3.2	Authority and Approval	14
3.3	No Conflict; Consents	15
3.4	Capitalization; Title to Contributed Interest	16
3.5	Financial Information; Undisclosed Liabilities	17
3.6	Internal Controls	18
3.7	Real Property; Rights-of-Way	18
3.8	Litigation; Laws and Regulations	20
3.9	No Adverse Changes	20
3.10	Taxes	21
3.11	Environmental Matters	21
3.12	Condition of Assets	22
3.13	Licenses; Permits	22
3.14	Contracts	23
3.15	Employees and Employee Benefits	25
3.16	Labor Matters	27
3.17	Transactions with Affiliates	27
3.18	Insurance	27
3.19	Intellectual Property Rights	27
3.20	Investment Company Act	28
3.21	Brokerage Arrangements	28
3.22	Books and Records	28
3.23	Investment Intent	28
3.24	Waivers and Disclaimers	29
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES		30
4.1	Organization and Existence	30
4.2	Authority and Approval	30
4.3	No Conflict; Consents	31
4.4	Brokerage Arrangements	32
4.5	Litigation	32
4.6	Valid Issuance; Listing	32
4.7	Investment Intent	33

i

(Continued)

ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		33
5.1	Operation of the Contributed Entities	33
5.2	Access	35
5.3	Cooperation; Further Assurances	35
5.4	Indebtedness	36
ARTICLE 6 CONDITIONS TO CLOSING		36
6.1	Conditions to the Obligation of the Partnership Parties	36
6.2	Conditions to the Obligation of the Contributing Parties	38
ARTICLE 7 TAX MATTERS		39
7.1	Liability for Taxes	39
7.2	Tax Returns	40
7.3	Transfer Taxes	41
7.4	Survival	41
7.5	Conflict	41
ARTICLE 8 TERMINATION		42
8.1	Events of Termination	42
8.2	Effect of Termination	43
ARTICLE 9 INDEMNIFICATION UPON CLOSING		43
9.1	Indemnification of the Partnership Parties	43
9.2	Indemnification of the Contributing Parties	43
9.3	Tax Indemnification	44
9.4	Survival	44
9.5	Demands	44
9.6	Right to Contest and Defend	45
9.7	Cooperation	46
9.8	Right to Participate	46
9.9	Payment of Damages	46
9.10	Limitations on Indemnification	46
9.11	Sole Remedy	47
ARTICLE 10 MISCELLANEOUS		47
10.1	Expenses	47
10.2	Notices	47
10.3	Governing Law	49
10.4	Public Statements	49
10.5	Entire Agreement; Amendments and Waivers	49
10.6	Conflicting Provisions	49
10.7	Binding Effect and Assignment	49
10.8	Severability	50
10.9	Interpretation	50
10.10	Headings and Disclosure Schedules	50
10.11	Multiple Counterparts	50
10.12	Action by Partnership Parties	50

ii

(Continued)

Exhibits

Exhibit A –	Form of Conveyance, Contribution and Assumption Agreement
Exhibit B –	Form of Amendment to Partnership Agreement

Schedules

Schedule 1.1(a)

Schedule 2.4

Disclosure Schedules

Prepared by the Contributing Parties:

Disclosure Schedule 2.3(b)

Disclosure Schedule 3.3

Disclosure Schedule 3.5(a)

Disclosure Schedule 3.5(b)

Disclosure Schedule 3.7(a)

Disclosure Schedule 3.7(b)

Disclosure Schedule 3.7(c)

Disclosure Schedule 3.8

Disclosure Schedule 3.9

Disclosure Schedule 3.11

Disclosure Schedule 3.13

Disclosure Schedule 3.14

Disclosure Schedule 3.17

Disclosure Schedule 3.18

Disclosure Schedule 3.22

Disclosure Schedule 5.1(b)

Disclosure Schedule 5.4

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of October 29, 2012, by and among The Williams Companies, Inc., a Delaware corporation (“Williams”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and together with Williams, the “Contributing Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”) and Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG” and together with the Partnership and the Operating Company, the “Partnership Parties”).

W I T N E S S E T H:

WHEREAS, the Contributing Parties desire to contribute 100% of the issued and outstanding membership interest in Williams Olefins L.L.C., a Delaware limited liability company (“WOL”) (such 100% membership interest in WOL being referred to herein as the “Contributed Interest”), to the Partnership pursuant to the terms of this Agreement and the CCA Agreement in return for the distribution and issuance of the Aggregate Consideration, and the Partnership desires to receive all of the Contributed Interest in exchange for the distribution and issuance of the Aggregate Consideration in accordance with the terms of this Agreement and the CCA Agreement;

WHEREAS, in connection with the transactions contemplated hereby, the General Partner and the Partnership desire to amend certain provisions of the Partnership Agreement in the form of the Partnership Agreement Amendment attached hereto as Exhibit B; and

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Robert W. Baird & Co., Inc., the financial advisor to the Conflicts Committee, that the consideration to be paid pursuant to the Transaction is fair, from a financial point of view, to the public holders of common units of the Partnership (other than Williams and its Affiliates) and (ii) found the Transaction to be fair and reasonable to the Partnership and its public holders of common units and recommended that the board of directors of the General Partner (the “Board of Directors”) approve the Transaction and, subsequently, the Board of Directors approved the Transaction.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Firm” shall have the meaning ascribed to such term in Section 2.4(c).

“Additional General Partner Units” shall have the meaning ascribed to such term in Section 2.2(a)(iii).

“Additional GP Interest” means $46,780,000.

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to the Contributing Parties or Williams, the term “Affiliate” shall exclude each of the Partnership Parties, (ii) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the Contributing Parties, and (iii) the Contributed Entities shall be deemed to be “Affiliates” (x) prior to the Closing, of the Contributing Parties and (y) on and after the Closing, of the Partnership Parties. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2(a).

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Associated Employees” has the meaning ascribed to such term in Section 3.15(a).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2(a)(i).

“CCA Agreement” means the Conveyance, Contribution and Assumption Agreement substantially in the form of Exhibit A attached hereto.

“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” shall have the meaning ascribed to such term in Section 2.3(a).

“Closing Date” shall have the meaning ascribed to such term in Section 2.3(a).

“Closing Documents” means the Contributing Parties Closing Documents and the Partnership Parties Closing Documents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Contributed Entities” means WOL and WOFP.

“Contributed Entities Assets” means the assets owned on the Closing Date by the Contributed Entities.

“Contributed Entity Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of the Contributed Entities or the Contributed Entities Assets, other than any effect or change (x) in the natural gas liquids and/or olefins processing, transportation, marketing and storage industry generally (including any change in the prices of natural gas, natural gas liquids, olefins products (including ethylene) or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or (y) in United States or global economic conditions or financial markets in general, provided, that in the case of clauses (x) and (y), the impact on the Contributed Entities is not materially disproportionate to the impact on similarly situated parties in the natural gas liquids and/or olefins processing, transportation, marketing and storage industry, or (ii) the ability of any Contributing Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Contributed Interest” has the meaning ascribed to such term in the recitals.

“Contributing Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.

“Contributing Parties” has the meaning ascribed to such term in the preamble.

“Contributing Parties Aggregated Group” has the meaning ascribed to such term in Section 3.15(d).

“Contributing Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.1(a).

“Contributing Parties Closing Documents” means the CCA Agreement, as executed by the Contributing Parties, and the Contributing Parties Closing Certificates.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Disclosure Schedules” shall have the meaning ascribed to such term in ARTICLE 3.

“Disputed Item” has the meaning ascribed to such term in Section 2.4(b).

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including, but not limited to, the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” has the meaning ascribed to such term in Section 3.15(b).

“Final Consideration Adjustment Amount” means an amount (whether a positive or negative number) equal to (i) the sum of the Final Net Working Capital and the Final Pre-Closing Capital Expenditures Amount, less (ii) the sum of the Target Net Working Capital and the Target Pre-Closing Capital Expenditures Amount.

“Final Net Working Capital” has the meaning ascribed to such term in Section 2.4(a).

“Final Pre-Closing Capital Expenditures Amount” has the meaning ascribed to such term in Section 2.4(a).

“Final Pre-Closing Capital Expenditures Worksheet” has the meaning ascribed to such term in Section 2.4(a).

“Final Working Capital Worksheet” has the meaning ascribed to such term in Section 2.4(a).

“Financial Statements” has the meaning ascribed to such term in Section 3.5(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the preamble.

“General Partner Units” shall have the meaning ascribed to such term in the Partnership Agreement.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” shall have the meaning ascribed to such term in Section 3.3(b).

“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Contributing Parties are Mary Frances Edmonds, McMillan Hummel, Thomas V. Sell, Curt Carmichael and Keith W. Montgomery. The designated personnel for the Partnership Parties are Donald R. Chappel, Pete Burgess and Matthew Morris.

“Leased Real Property” has the meaning ascribed to such term in Section 3.7(a).

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.14(a).

“Minimum Claim Amount” shall have the meaning ascribed to such term in Section 9.10(a).

“Net Working Capital” means an amount equal to the current assets of the Contributed Entities minus the current liabilities of the Contributed Entities, prepared on a consolidated basis in accordance with Section 2.4, including Schedule 2.4.

“Notice” shall have the meaning ascribed to such term in Section 10.2.

“NYSE” means the New York Stock Exchange.

“Objection Period” has the meaning ascribed to such term in Section 2.4(b).

“Operating Company” has the meaning ascribed to such term in the preamble.

“Owned Real Property” has the meaning ascribed to such term in Section 3.7(a).

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 23, 2005, as amended from time to time.

“Partnership Agreement Amendment” means the Amendment to the Partnership Agreement, substantially in the form of Exhibit B attached hereto.

“Partnership Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.

“Partnership Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of the Partnership or its assets, other than any effect or change (x) in the industries in which it operates or (y) in United States or global economic conditions or financial markets in general, provided, that in the case of clauses (x) and (y), the impact on the Partnership is not materially disproportionate to the impact on similarly situated parties in its industries, or (ii) the ability of the Partnership to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Partnership Parties” shall have the meaning ascribed to such term in the preamble.

“Partnership Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.2(a).

“Partnership Parties Closing Documents” means the CCA Agreement, as executed by the Partnership Parties, and the Partnership Parties Closing Certificates.

“Permits” shall have the meaning ascribed to such term in Section 3.13(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of the Contributed Entities Assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the Contributed Entities Assets, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Contributed Entities’ business.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Plans” has the meaning ascribed to such term in Section 3.15(b).

“Pre-Approved Capital Expenditures” means those capital expenditures set forth on Schedule 1.1(a).

“Pre-Closing Capital Expenditures Amount” means the dollar amount of gross capital expenditures (as determined in accordance with GAAP but not including capitalized interest) (a) incurred by the Contributed Entities on Pre-Approved Capital Expenditures prior to the Closing Date or (b) incurred by the Contributed Entities prior to the Closing Date pursuant to any AFE (Approval for Expenditure) approved by the Contributed Entities after the date of this Agreement and consented to by the Conflicts Committee in its sole discretion.

“Private Equity Placement” means the issuance of 42,778,812 Common Units by the Partnership to the Contributing Parties as part of the Aggregate Consideration pursuant to Section 2.2(a)(ii).

“Real Property” has the meaning ascribed to such term in Section 3.7(b).

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, advisors, attorneys, bankers and other representatives of such Person.

“Resolution Period” has the meaning ascribed to such term in Section 2.4(b).

“Rights-of-Way” has the meaning ascribed to such term in Section 3.7(b).

“Target Net Working Capital” means $33,000,000.

“Target Pre-Closing Capital Expenditures Amount” means $128,200,000.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” shall have the meaning ascribed to such term in Section 7.2(a).

“Tax Losses” shall have the meaning ascribed to such term in Section 7.1(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Title IV Plan” has the meaning ascribed to such term in Section 3.15(e).

“Transaction” means the contribution of the Contributed Interest in exchange for the Aggregate Consideration.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.3.

“WFSG” has the meaning ascribed to such term in the preamble.

“Williams” has the meaning ascribed to such term in the preamble.

“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Williams is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes the Contributed Entities.

“WOFP” means Williams Olefins Feedstock Pipelines, LLC, a Delaware limited liability company.

“WOL” has the meaning ascribed to such term in the recitals.

“WOL LLC Agreement” means the Amended and Restated Operating Agreement, effective as of January 3, 2011, as amended from time to time.

1.2 Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE 2

CONVEYANCE AND CLOSING

2.1 Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the CCA Agreement, on the Closing Date, the Contributing Parties shall grant, contribute, transfer, assign and convey the Contributed Interest to the Partnership, and the Partnership shall acquire the Contributed Interest from the Contributing Parties. The Partnership shall further grant, contribute, transfer, assign and convey the Contributed Interest to the Operating Company. The Operating Company shall then grant, contribute, transfer, assign and convey the Contributed Interest to WFSG.

2.2 Consideration.

(a)	The aggregate consideration to be transferred by the Partnership to the Contributing Parties for the Contributed Interest on the Closing Date (the “Aggregate Consideration”) shall consist of:

(i)	a payment to the Contributing Parties of an amount equal to $25,000,000 (the “Cash Consideration”);

(ii)	42,778,812 Common Units issued in the Private Equity Placement; and

(iii)	(A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) the issuance of 873,037 General Partner Units to the General Partner, which is equal to 2/98ths of the aggregate number of the Common Units issued by the Partnership in the Private Equity Placement (the “Additional General Partner Units”) in consideration for a contribution to the Partnership on behalf of the General Partner of the applicable portion of the Contributed Interest.

(b)	The Cash Consideration shall be paid by the Partnership to the Contributing Parties at the Closing by separate wire or interbank transfer of immediately available funds to the account(s) specified at least two (2) business days prior to the Closing by the Contributing Parties. The Common Units issued in the Private Equity Placement shall be issued subject to the rights, preferences and privileges set forth in the Partnership Agreement, the Delaware LP Act and federal and state securities laws.

2.3 Closing and Closing Deliveries.

(a)	The closing (the “Closing”) of the contribution of the Contributed Interest pursuant to this Agreement and the CCA Agreement will be held at the offices of Williams, One Williams Center, Tulsa, OK 74172 on the later of November 5, 2012 or the third business day following satisfaction or waiver of the conditions to closing set forth in ARTICLE 6, commencing at 10:00 a.m., Tulsa time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)	At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:

(i)	A counterpart of the CCA Agreement, duly executed by the Contributing Parties, as applicable;

(ii)	A counterpart of the Partnership Agreement Amendment, duly executed by the General Partner;

(iii)	One or more instruction letters in respect of the Contributed Interest directing WOL to reflect the transfer of the Contributed Interest to WFSG;

(iv)	A certificate of good standing of recent date of each of the Contributing Parties and each Contributed Entity;

(v)	Foreign qualification certificates of recent date of each Contributed Entity for each of the jurisdictions listed opposite its name in Disclosure Schedule 2.3(b); and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties at least two (2) business days prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)	At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following, or shall take the following actions:

(i)	A counterpart of the CCA Agreement, duly executed by each Partnership Party, as applicable;

(ii)	The Cash Consideration as provided in Section 2.2(a);

(iii)	An aggregate of 42,778,812 Common Units issued in the Private Equity Placement in book entry form for the account(s) specified in advance by the Contributing Parties;

(iv)	The Additional General Partner Units issued in book entry form;

(v)	The capital account of the General Partner shall be increased by the amount of the Additional GP Interest;

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties at least two (2) business days prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(vii)	A certificate of good standing of recent date of the Partnership.

2.4 Purchase Price Adjustment.

(a)

Within ninety (90) days after the Closing Date, the Contributing Parties shall prepare and deliver, or cause to be prepared and delivered, to the Partnership: (i) a worksheet showing the components of Net Working Capital as of 11:59 p.m. local time on the day immediately preceding the Closing Date (the “Final Working Capital Worksheet”) (provided that, such calculation shall not take into account any deferred Tax assets or deferred Tax liabilities or any effects on the assets or liabilities of the Contributed Entities (other than the elimination of debt as a result of Section 5.4 so that such debt shall not be treated as outstanding on the Final Working Capital Worksheet) as a result of the transactions contemplated by this Agreement); (ii) the Contributing Parties’ calculation of the Net Working Capital based on the Final Working Capital Worksheet (the “Final Net Working Capital”); (iii) a schedule (the “Final Pre-Closing Capital Expenditures Worksheet”) setting forth the Contributing Parties’ calculation of the Pre-Closing Capital Expenditures Amount (the “Final Pre-Closing Capital Expenditures Amount”) and (iv) the Contributing Parties’ calculation of the Final Consideration Adjustment Amount. In connection with the Contributing Parties’ preparation and delivery of the Final Working Capital Worksheet, the Final Net Working Capital, the Final Pre-Closing Capital Expenditures Worksheet and the calculation of the Final Consideration Adjustment Amount, the Partnership shall, and shall cause the Contributed Entities to, (x) permit the Contributing Parties and their Representatives to have reasonable access to the books, records and other documents (including internal work papers, schedules, financial statements and memoranda) of the Contributed Entities, (y) cooperate with the Contributing Parties and their Representatives in seeking to obtain work papers from the

Partnership and the Contributed Entities pertaining to the calculation of the Final Consideration Adjustment Amount and provide the Contributing Parties with copies thereof (as reasonably requested by the Contributing Parties) and (z) provide the Contributing Parties and their Representatives reasonable access to the Partnership’s Representatives as reasonably requested by the Contributing Parties.

(b)

The Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee may provide a written notice accepting the Final Consideration Adjustment Amount at any time after receipt of the Final Consideration Adjustment Amount. If the Partnership does not send such an acceptance, and unless the Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee delivers to the Contributing Parties written notice setting forth in reasonable detail any specific items in the Contributing Parties’ calculation of the Final Consideration Adjustment Amount disputed by the Partnership (each, a “Disputed Item”) and a written statement setting forth the Partnership’s calculation of each such Disputed Item on or prior to the thirtieth (30th) day after the Partnership’s receipt of the Final Working Capital Worksheet, the Final Net Working Capital and the Final Pre-Closing Capital Expenditures Worksheet (such period, the “Objection Period”), the Partnership will be deemed to have accepted and agreed to the Contributing Parties’ calculation of the Final Consideration Adjustment Amount and such agreement will be final, binding and conclusive. Any items in the Contributing Parties’ calculation of the Final Consideration Adjustment Amount to which the Partnership has not given notice of objection within the Objection Period will be deemed to have been agreed upon by the Parties. If the Partnership so notifies the Contributing Parties of its objections to the Contributing Parties’ calculation of the Final Consideration Adjustment Amount within the Objection Period, the Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee and the Contributing Parties shall, within thirty (30) days following such notice (the “Resolution Period”), attempt to resolve the Disputed Items. Any resolution by the Partnership and the Contributing Parties during the Resolution Period as to any Disputed Items will be final, binding and conclusive.

(c)

If the Partnership and the Contributing Parties do not resolve all Disputed Items by the end of the Resolution Period, then the Partnership, on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee, and the Contributing Parties shall submit all unresolved Disputed Items to the firm of KPMG LLC, or such other public accounting firm to which the parties hereto may agree (the “Accounting Firm”) as soon as practicable following the expiration of the Resolution Period. In such event, each of the Partnership, on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee, and the Contributing Parties shall submit to the Accounting Firm its calculation of the Final Consideration Adjustment Amount together with detailed supporting documentation as it deems appropriate. The Accounting Firm shall consider only those items and amounts in the Partnership’s and the Contributing Parties’ respective calculations of the Final Consideration Adjustment Amount that are identified as Disputed Items. The scope of the Disputed Items to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in compliance with this Section 2.4 and the Accounting Firm is not to make any other determination. In resolving any Disputed Item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Partnership and the Contributing Parties shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute within thirty (30) days after the date on which the Accounting Firm receives the calculations of the Final Consideration Adjustment Amount submitted by the Partnership and the Contributing Parties. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review absent manifest error. The costs and expenses of the Accounting Firm will be shared equally by the Parties. The Parties agree that the procedures set forth in this Section 2.4 shall be the sole and exclusive method for resolving disputes regarding the determination of the Final Consideration Adjustment Amount.

(d)	Within five (5) Business Days after the Final Consideration Adjustment Amount is finally determined pursuant to this Section 2.4:

(i)	if the Final Consideration Adjustment Amount as finally determined pursuant to this Section 2.4 is a positive amount, the Partnership shall promptly deliver to the Contributing Parties, by wire transfer of immediately available funds to the account designated by the Contributing Parties, an amount equal to the Final Consideration Adjustment Amount;

(ii)	if the Final Consideration Adjustment Amount as finally determined pursuant to this Section 2.4 is a negative number, then the Contributing Parties shall promptly deliver to the Partnership Parties, by wire transfer of immediately available funds to the account designated by the Partnership Parties an amount equal to the lesser of absolute value of the Final Consideration Adjustment Amount or the Cash Consideration. If the absolute value of the Final Consideration Adjustment Amount is greater than the Cash Consideration, then the Partnership Agreement Amendment will address the satisfaction of such difference; and

(iii)	if the Final Consideration Adjustment Amount as finally determined pursuant to this Section 2.4 is equal to zero, neither the Partnership nor the Contributing Parties shall have any further obligation under this Section 2.4.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES

The Contributing Parties hereby represent and warrant to the Partnership Parties that, except as disclosed in the disclosure schedules delivered to the Partnership on the date of this Agreement (“Disclosure Schedules”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

3.1 Organization.

(a)	Each of the Contributing Parties is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Each Contributed Entity is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each Contributed Entity is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect. The Contributing Parties have made available to the Partnership Parties true and complete copies of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of each Contributed Entity in effect as of the date of this Agreement.

3.2 Authority and Approval.

(a)

Each of the Contributing Parties has full limited liability company or corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the Contributing Parties of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite limited liability company or corporate action on the part of each of the Contributing Parties. This Agreement has been duly executed and delivered by the Contributing Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Contributing Parties party to the CCA Agreement has full limited liability company or corporate power and authority to execute and deliver such agreement, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of the CCA Agreement by each of the Contributing Parties party to such agreement, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited liability company or corporate action on the part of each Contributing Party. When executed and delivered by each of the parties party thereto, the CCA Agreement will constitute a valid and legally binding obligation of each of the Contributing Parties party thereto enforceable against each such Contributing Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)

the execution, delivery and performance of this Agreement by each of the Contributing Parties does not, and the execution, delivery and performance of the CCA Agreement by the Contributing Parties party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Contributing Party or any Contributed Entity; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Contributing Party or any Contributed Entity (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Contributing Parties or any Contributed Entity is a party or by which it or any of the Contributed Entities Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Contributed Entities Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Contributing Parties or the Contributed Entities with respect to the Contributed Interest in connection with the execution, delivery and performance of this Agreement and the CCA Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Contributed Entity Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

3.4 Capitalization; Title to Contributed Interest.

(a)

Williams owns, beneficially and of record, all of the Contributed Interest free and clear of all Liens and will convey good and marketable title to the Contributed Interest to the Partnership. The Contributed Interest is not subject to any agreements or understandings with respect to the voting or transfer of any of the Contributed Interest (except the contribution of the Contributed Interest contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Contributed Interest has been duly authorized and is validly issued, fully paid (to the extent required under the WOL LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).

(b)	WOL will on the Closing Date own, of record and beneficially, the outstanding equity interests of WOFP free and clear of any Liens. These equity interests are not subject to any agreements or understandings with respect to the voting or transfer of such equity interests (other than restrictions under applicable federal and state securities laws). All the outstanding equity interests of WOFP have been duly authorized and are validly issued, fully paid (to the extent required by the limited liability company agreement of the applicable Contributed Entity) and nonassessable (except as provided under the Delaware LLC Act). WOFP will on the Closing Date be the only corporation, limited partnership, general partnership, limited liability company or other Person in which WOL owns, directly or indirectly, an equity interest.

(c)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, any of the Contributing Parties or the Contributed Entities to purchase or otherwise acquire or to sell or otherwise dispose of the Contributed Interest or the equity interests of WOFP, except as contemplated by the WOL LLC Agreement, this Agreement or the CCA Agreement.

3.5 Financial Information; Undisclosed Liabilities.

(a)	Disclosure Schedule 3.5(a) sets forth a true and complete copy of the unaudited balance sheets as of December 31, 2010 and 2011 and as of June 30, 2012, and statements of income for the fiscal years ended December 31, 2010 and 2011 and for the six-month periods ended June 30, 2011 and 2012 for the Contributed Entities on a consolidated basis, after reflecting the adjustments set forth on Disclosure Schedule 3.5(a) (collectively referred to as the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Contributed Entities as of the dates thereof and the results of operations of the Contributed Entities for the periods presented. Except as set forth in Disclosure Schedule 3.5(a), there are no off-balance sheet arrangements that have or are reasonably likely to have a Contributed Entity Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Financial Statements reflect the transactions set forth on Disclosure Schedule 3.5(a) and do not include any notes. Except as required by GAAP, there were no changes in the method of application of the Contributed Entities’ accounting policies or changes in the method of applying the Contributed Entities’ use of estimates in the preparation of the Financial Statements as compared with past practice.

(b)	There are no liabilities or obligations of the Contributed Entities of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations accrued in the Financial Statements, (ii) current liabilities incurred in the ordinary course of business since January 1, 2012, (iii) liabilities or obligations set forth on Disclosure Schedule 3.5(b), and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

3.6 Internal Controls.

The system of internal controls over financial reporting to which the Contributed Entities are subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of such Contributed Entities.

3.7 Real Property; Rights-of-Way.

(a)

Each of the Contributed Entities has (i) good and marketable title to all real property it owns in fee simple and the improvements located thereon (the “Owned Real Property”), (ii) valid leasehold estate in all real property and buildings held under lease by any of the Contributed Entities (the “Leased Real Property”) and (iii) good title to all tangible personal property that comprises the Contributed Entities Assets, all of which Owned Real Property, Leased Real Property and personal property are sufficient for the operation of such Contributed Entities’ olefins business as presently conducted, free and clear of all Liens except Permitted Liens, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect; provided, that, with respect to any real property and buildings held under lease by any Contributed Entity, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Contributed Entities taken as a whole as they have been used consistent with past practice of the Contributed Entities. With respect to the Leased Real Property, except to the extent described to the contrary on Disclosure Schedule 3.7(a), all leases and subleases are in full force and effect and the Contributed Entities have not received any written notice of a breach or default thereunder, whether actual or alleged and, to the Knowledge of the Contributing Parties, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any such lease or sublease, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b)	Each of the Contributed Entities has such consents, easements, rights-of-way, permits and licenses from each Person, including Governmental Authorities (collectively, the “Rights-of-Way” and together with the Owned Real Property and Leased Real Property, the “Real Property”) as are sufficient to conduct the Contributed Entities’ olefins business substantially in accordance with past practice, except for such Rights-of-Way the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Contributed Entity Material Adverse Effect. With respect to the Rights-of-Way, except to the extent described to the contrary on Disclosure Schedule 3.7(b), (i) each of the Contributed Entities has fulfilled and performed all its material obligations thereunder and no default or other event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any of the Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Contributed Entity Material Adverse Effect; and (ii) none of the Rights-of-Way contains any restriction that is materially burdensome to the Contributed Entities, taken as a whole.

(c)	Except as set forth on Disclosure Schedule 3.7(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain or other similar proceeding, all or any of the Contributed Entities Assets and (B) neither Contributing Party has any Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a Contributed Entity Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Real Property is properly zoned for the existence, occupancy and use of all of the improvements located thereon, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a Contributed Entity Material Adverse Effect.

3.8 Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.8:

(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to the Contributing Parties’ Knowledge, threatened against the Contributed Entities, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Contributed Entities or (iii) to the Contributing Parties’ Knowledge, pending or threatened investigations by any Governmental Authority against the Contributed Entities, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b)	None of the Contributing Parties or the Contributed Entities is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

3.9 No Adverse Changes.

Except as set forth on Disclosure Schedule 3.9, since June 30, 2012, to the Knowledge of the Contributing Parties:

(a)	there has not been a Contributed Entity Material Adverse Effect;

(b)	the Contributed Entities Assets and business have been operated and maintained consistent with the standard set forth in Section 5.1(a);

(c)	there has not been any material damage, destruction or loss to any material portion of the Contributed Entities Assets, whether or not covered by insurance;

(d)	there has been no delay in, or postponement of, the payment of any liabilities related to the Contributed Entities, the Contributed Entities Assets or business, individually or in the aggregate, in excess of $5,000,000;

(e)	none of the items described in Section 5.1(b), but excluding the items described in Section 5.1(b)(xiv), has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.

3.10 Taxes.

(a)	To the Knowledge of the Contributing Parties, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Contributed Entities, the Contributed Entities Assets or operations have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Contributed Entities or the Contributing Parties or any of their Affiliates with respect to the Contributed Entities, the Contributed Entities Assets or operations, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Contributed Entities Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any Contributed Entity or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) since its inception, each Contributed Entity has been treated either as a partnership or disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1); and (v) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Contributed Entities, the Contributed Entities Assets or the operations of the Contributed Entities.

(b)	For the period beginning January 1, 2012 up to and including the Closing Date, more than 90% of the gross income of the Contributed Entities will be income from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof), storage or marketing of any mineral or natural resource, including oil, gas or products thereof which come from either a crude oil refinery or a natural gas processing facility, or other items of income as to which counsel has opined or will opine are “qualifying income” within the meaning of Section 7704(d) of the Code.

3.11 Environmental Matters.

Except as disclosed in Disclosure Schedule 3.11, or as would not reasonably be expected, individually or in the aggregate, to have a Contributed Entity Material Adverse Effect: (a) the Contributed Entities and the Contributed Entities Assets, operations and business are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to any Contributed Entity or its assets, operations and business that give rise to an obligation by any Contributed Entity or any Contributing Party to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Contributed Entities and the Contributed Entities Assets, operations and business are not subject to any pending or, to the Knowledge of any Contributing Party, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any Contributed Entity under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the Contributed Entities or the Contributed Entities Assets, operations and business except in compliance with applicable Environmental Law.

3.12 Condition of Assets.

The Contributed Entities Assets have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by such Contributed Entity in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. The Contributed Entities Assets are adequate to conduct its olefins business substantially in accordance with past practice.

3.13 Licenses; Permits.

(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.13, the Contributed Entities have all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of the Contributed Entities’ olefins business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Contributed Entity Material Adverse Effect.

(b)	All Permits are validly held by the Contributed Entities and are in full force and effect, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(c)	The Contributed Entities have complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(d)	The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing) will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the CCA Agreement or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(e)	No proceeding is pending or, to any Contributing Party’s Knowledge, threatened with respect to any alleged failure by the Contributed Entities to have any material Permit necessary for the operation of any of their assets or the conduct of their olefins business or to be in compliance therewith.

3.14 Contracts.

(a)	Disclosure Schedule 3.14 contains a true and complete listing of the following contracts and other agreements with respect to the Contributed Entities Assets, operations and business, to which (i) any Contributing Party or (ii) any of the Contributed Entities are, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	any natural gas liquids transportation, storage or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $10,000,000;

(ii)	any olefins transportation, storage or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $10,000,000;

(iii)	any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000,000 per annum;

(iv)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $20,000,000;

(v)	any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any Contributed Entity, or (B) requiring any Contributed Entity to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $10,000,000;

(vi)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vii)	any agreement that prohibits or otherwise materially limits the ability of such Contributing Party (to the extent applicable to the Contributed Entities’ business) or any Contributed Entity to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(viii)	any agreement with any Contributing Party (to the extent applicable to the Contributed Entities’ business) that individually involves annual revenues or payments in excess of $10,000,000;

(ix)	any collective bargaining agreement;

(x)	any lease under which any Contributed Entity is the lessor or lessee of real property that provides for an annual base rental to or from such Contributed Entity of more than $10,000,000;

(xi)	any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $10,000,000;

(xii)	any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xiii)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Contributed Entity Material Adverse Effect; or

(xiv)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.14, the performance of which by any party thereto involves consideration in excess of $10,000,000, (other than any agreements that could be subject to sub-clause (iv), which shall be subject to the limits in sub-clause (iv)).

(b)	The Contributing Parties have made available to the Partnership Parties a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.14.

(c)	With respect to each relevant Contributed Entity: (A) each Material Contract is legal, valid and binding on and enforceable against such Contributed Entity and in full force and effect; (B) each Material Contract will continue to be legal, valid and binding on and enforceable against such Contributed Entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) such Contributed Entity is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification or acceleration, under the Material Contract; and (D) to the Contributing Parties’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of the Material Contract.

3.15 Employees and Employee Benefits.

(a)	None of the employees of the Contributing Parties or their Affiliates who provide exclusive or shared services to the Contributed Entities (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to the Partnership Parties or the Contributed Entities or as set forth on Disclosure Schedule 3.15(a), there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.

(b)	As of the Closing Date, except with respect to the Partnership Agreement, the Contributed Entities do not sponsor, maintain or contribute to, or have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by a Contributing Party or its Affiliate.

(c)	Except as would not result in any liability to the Partnership Parties or the Contributed Entities, (i) each Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all Applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)

With respect to any Plan that the Contributing Parties (or any entity treated as a single employer with a Contributing Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Contributing Parties Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA and except for an event that would not impose any liability on the Partnership Parties or the Contributed Entities, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Contributed Entities, the Contributing Parties or any member of the Contributing Parties

Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Contributed Entities have no direct or indirect responsibility or obligation, and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the Contributed Entities’ assets or that would reasonably be expected to result in a WOL Material Adverse Effect. None of the Contributed Entities, the Contributing Parties or any member of the Contributing Parties Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which a Contributed Entity, a Contributing Party or any member of the Contributing Parties Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).

(e)	The present value of the aggregate benefit liabilities under all of the Plans of Williams or its Affiliates subject to Title IV of ERISA (other than multiemployer plans) (the “Title IV Plans”), determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Title IV Plan’s actuarial valuation report for such plan year, did not exceed by more than $300 million the aggregate current value of the assets of all such Title IV Plans allocable to such benefit liabilities. No Title IV Plan is, or is reasonably expected to be within one year immediately following the Closing, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(f)	Except as would not result in any liability to the Contributed Entities, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of any Contributing Party or any of its Affiliates.

(g)	All costs and liabilities associated with Associated Employees and any former employees who have provided services with respect to the Contributed Entities have been allocated in good faith among the Contributing Parties and their Affiliates and the Contributed Entities.

3.16 Labor Matters.

There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the Contributing Parties, threatened against any Contributing Party or any Contributed Entity with respect to any employee that will be providing services to such Contributed Entities.

3.17 Transactions with Affiliates.

Except as otherwise contemplated in this Agreement or as set forth on Disclosure Schedule 3.17, none of the Contributed Entities is a party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such Contributed Entity, on the one hand, and any of its Affiliates, on the other hand, other than those entered into (i) in the ordinary course of business relating to the provision of natural gas liquids and/or olefins processing, transportation, marketing or storage service, the interconnection of the respective pipeline systems of the Contributed Entities and their Affiliates, the provision of construction, operating and management services to the Contributed Entities, or the purchase or sale of natural gas for fuel or system requirements and (ii) among the Contributed Entities with respect to transactions or arrangements among Contributed Entities.

3.18 Insurance.

Except as set forth in Disclosure Schedule 3.18, the Contributed Entities Assets are covered by, and immediately after the Closing will be insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary for companies of similar size and complexity as the Contributing Parties in the natural gas liquids and/or olefins transportation, processing, marketing and storage industry, and consistent with past practice. All such insurance policies are in full force and effect, and all premiums due and payable on such policies will be paid through the date of Closing. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Contributing Party other than in the ordinary course of business.

3.19 Intellectual Property Rights.

Each Contributed Entity owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted by it, and its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by any Contributed Entity, if any, is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of any Contributed Entity under any contract providing for the license of any Intellectual Property to such Contributed Entity, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Contributed Entity Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any Contributed Entity or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any of the Contributed Entities. Except as would not result in a Contributed Entity Material Adverse Effect, the Contributed Entities have taken reasonable measures to protect the confidentiality of all material trade secrets.

3.20 Investment Company Act.

None of the Contributing Parties or the Contributed Entities is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

3.21 Brokerage Arrangements.

The Contributing Parties have not entered (directly or indirectly) into any agreement with any Person that would obligate any Contributing Party to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby.

3.22 Books and Records.

Accurate copies of the respective books of account, minute books, stock or other equity record books of each Contributed Entity have been made available for inspection to the Partnership Parties.

3.23 Investment Intent.

The Contributing Parties have substantial experience in analyzing and investing in entities like the Partnership and are capable of evaluating the merits and risks of their investment in the Partnership. The Contributing Parties are being issued the Common Units in the Private Equity Placement and the Additional General Partner Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Contributing Parties acknowledge that the Common Units issued in the Private Equity Placement and the Additional General Partner Units will not be registered under the Securities Act or any applicable state securities law, and that such Common Units issued in the Private Equity Placement and the Additional General Partner Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Contributing Parties acknowledge that each certificate representing the Common Units issued in the Private Equity Placement shall bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION,

ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

3.24 Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE CONTRIBUTED ENTITIES OR SUCH CONTRIBUTED ENTITIES’ ASSETS, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ENTITIES’ ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON OR WITH RESPECT TO THE CONTRIBUTED ENTITIES ASSETS, (B) THE INCOME TO BE DERIVED FROM THE CONTRIBUTED INTEREST, THE CONTRIBUTED ENTITIES OR SUCH CONTRIBUTED ENTITIES ASSETS, (C) THE SUITABILITY OF THE CONTRIBUTED ENTITIES ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE CONTRIBUTED ENTITIES ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING, WITHOUT LIMITATION, ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CONTRIBUTED ENTITIES ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY

VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY CONTRIBUTING PARTY, ANY CONTRIBUTED ENTITY OR SUCH CONTRIBUTED ENTITY’S ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.24 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTRIBUTING PARTIES, THE CONTRIBUTED ENTITIES OR SUCH CONTRIBUTED ENTITIES ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE CONTRIBUTING PARTIES CLOSING DOCUMENTS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

The Partnership Parties hereby represent and warrant to the Contributing Parties as follows:

4.1 Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of WFSG and the Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2 Authority and Approval.

(a)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver the CCA Agreement, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by each of the Partnership Parties of the CCA Agreement, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. When executed and delivered by each of the parties party thereto, the CCA Agreement will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict; Consents.

(a)	The execution, delivery and performance of this Agreement by the Partnership Parties does not, and the execution, delivery and performance of the CCA Agreement by the Partnership Parties will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Partnership Party; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of such Partnership Parties or any property or asset of such Partnership Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of such Partnership Parties is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect; and

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the CCA Agreement or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements, if any, of the HSR Act.

4.4 Brokerage Arrangements.

None of the Partnership Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership Parties or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby.

4.5 Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership Parties’ Knowledge, threatened that (a) question or involve the validity or enforceability of any of the Partnership Parties’ obligations under this Agreement or the CCA Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or the CCA Agreement or (ii) damages in connection with any such consummation.

4.6 Valid Issuance; Listing.

(a)	The offer and sale of the Common Units in the Private Equity Placement and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Contributing Parties in accordance with the terms of this Agreement and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws.

(b)	The Partnership’s currently outstanding Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting.

4.7 Investment Intent.

The Partnership Parties are purchasing the Contributed Interest for their own account with the present intention of holding the Contributed Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership Parties acknowledge that the Contributed Interest will not be registered under the Securities Act or any applicable state securities law, and that such Contributed Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE 5

ADDITIONAL AGREEMENTS,

COVENANTS, RIGHTS AND OBLIGATIONS

5.1 Operation of the Contributed Entities.

(a)	Except as provided by this Agreement or the CCA Agreement or as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall and shall cause WOL to:

(i)	conduct the business and operations of the Contributed Entities in the usual and ordinary course thereof; and

(ii)	preserve, maintain and protect the assets and operations of the Contributed Entities related thereto as are now being conducted;

provided, however, the Contributing Parties shall not, to the extent commercially unreasonable, be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1.

(b)	Except (i) as provided by this Agreement or the CCA Agreement, (ii) as set forth in Disclosure Schedule 5.1(b), or (iii) as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall not (to the extent such action would affect the Contributed Entities), and shall not permit any of the Contributed Entities to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $10,000,000 other than in the ordinary course of business;

(vii)	sell, lease or otherwise dispose of any asset for consideration in excess of $10,000,000 other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of such Contributed Entity’s assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project in excess of $10,000,000, other than reasonable capital expenditures in connection with any emergency, force majeure events or capital expenditures set forth on Schedule 1.1(a);

(xii)	merge or consolidate with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under Williams’ cash management system in accordance with past practice);

(xiv)	enter into any transactions with any Contributing Party or its Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of natural gas liquids and/or olefins transportation, purchase, marketing or storage services or for the purchase or sale of natural gas or natural gas liquids for fuel or system requirements, in each case, on commercially reasonable terms;

(xv)	issue or sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money;

(xvi)	make any distribution (other than daily sweeps of cash from WOL bank accounts pursuant to the Williams cash management program) with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect its current insurance policies covering the Contributed Entities, the Contributed Entities Assets and business;

(xviii)	acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xix)	take any action that would reasonably be expected to result in any representation and warranty of the Contributing Parties set forth in this Agreement becoming untrue in any material respect;

(xx)	fail to make any minimum required contributions to a Title IV Plan or fail to use commercially reasonable efforts to ensure that no Title IV Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or

(xxi)	agree, whether in writing or otherwise, to do any of the foregoing.

5.2 Access.

The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to management personnel and financial, title, tax, corporate and legal materials and operating data and information relating to the Contributed Entities and the Contributed Entities Assets, operations and business and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which any of the Contributing Parties or any of their respective Affiliates or any of the Contributed Entities is bound or any Applicable Law.

5.3 Cooperation; Further Assurances.

(a)

The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying all licenses, authorizations or permits necessary to conduct the Contributed Entities’ business and own and operate its assets from and after the Closing Date and, where permissible and necessary in connection with the transfer of the Contributed Interest contemplated hereby, transfer existing licenses, authorizations and permits to the Partnership Parties and, where not permissible, assist the Partnership Parties in obtaining new licenses, authorizations or permits at no cost, fee or liability to the Partnership Parties.

(b)	The Contributing Parties and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the CCA Agreement, including any approvals and consents required by the HSR Act, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 6.1 and 6.2, respectively, are satisfied timely. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the CCA Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the CCA Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the CCA Agreement.

5.4 Indebtedness

Except as set forth on Schedule 5.4, prior to the Closing Date, the Contributing Parties shall eliminate all existing intercompany notes, intercompany balances and auto intercompany balances by means of a capital contribution to WOL.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligation of the Partnership Parties.

The obligation of the Partnership Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:

(a)

The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Contributed Entity Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Contributed Entity Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Contributed Entity Material Adverse Effect. The Contributing Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. Each of the Contributing Parties shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Contributing Party, confirming the foregoing matters set forth in this Section 6.1(a) (collectively, the “Contributing Parties Closing Certificates”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Contributed Entity Material Adverse Effect.

(f)	The Contributing Parties shall have delivered, or caused to be delivered, to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).

6.2 Conditions to the Obligation of the Contributing Parties.

The obligation of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:

(a)	The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect. The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Each of the Partnership Parties shall have delivered to the Contributing Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Partnership Party or its general partner confirming the foregoing matters set forth in this Section 6.2(a) (together, the “Partnership Parties Closing Certificates”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(f)	The Partnership Parties shall have delivered, or caused to be delivered, to the Contributing Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).

ARTICLE 7

TAX MATTERS

7.1 Liability for Taxes.

(a)	The Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties and their respective subsidiaries harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Contributed Entities by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to the Contributed Entities or the Contributed Entities Assets with respect to the period prior to and including the Closing Date, or (iii) attributable to a breach by any Contributing Party of any representation (other than those contained in Section 3.10, to which ARTICLE 9 shall be applicable), warranty or covenant with respect to Taxes in this Agreement.

(b)	The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Parties and their Affiliates (other than the Partnership Parties and their subsidiaries) harmless from, any Tax Losses (i) imposed on or incurred by or with respect to the Contributed Entities or the Contributed Entities Assets with respect to the period after the Closing Date, or (ii) attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement.

(c)

Whenever it is necessary for purposes of this ARTICLE 7 to determine the amount of any Taxes imposed on or incurred by or with respect to the Contributed Entities or the Contributed Entities Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Contributed Entities and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Contributed Entities or the Contributed Entities Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that any of the Contributing Parties are responsible for hereunder, or if the Contributing Parties or their Affiliates receive a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund.

7.2 Tax Returns.

(a)	The Contributing Parties shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Tax Group for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Contributed Entities or the Contributed Entities Assets which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

(b)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Entities or the Contributed Entities Assets that is not described in Section 7.2(a) above, the Contributing Parties shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Entities or the Contributed Entities Assets, the Contributing Parties shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to the Partnership Parties, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Tax Losses attributable to the portion of the taxable period occurring after the Closing Date pursuant to Section 7.1(b)).

(d)	With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Contributed Entities or the Contributed Entities Assets, the Contributing Parties shall use commercially reasonable efforts to cause such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

7.3 Transfer Taxes.

The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.4 Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

7.5 Conflict.

In the event of a conflict between the provisions of this ARTICLE 7 and any other provisions of this Agreement, the provisions of this ARTICLE 7 shall control.

ARTICLE 8

TERMINATION

8.1 Events of Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of all parties hereto;

(b)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing after November 30, 2012, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing without prejudice to other rights and remedies that the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained herein and such breach or failure to perform (i) would give rise to the failure of any condition specified in ARTICLE 6, (ii) cannot be cured or has not been cured within ten (10) days following delivery of written notice from the non-defaulting party of such breach of this Agreement and (iii) has not been waived by the non-defaulting party;

(d)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e)	by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f)	by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties.

8.2 Effect of Termination.

If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and ARTICLE 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under ARTICLE 7 and/or ARTICLE 9, and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE 9

INDEMNIFICATION UPON CLOSING

9.1 Indemnification of the Partnership Parties.

Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding the Contributing Parties and its Affiliates (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Contributing Parties in this Agreement or any Contributing Parties Closing Document, (ii) any breach of any agreement or covenant on the part of the Contributing Parties made under this Agreement or any Contributing Parties Closing Document or in connection with the transaction contemplated hereby or thereby, or (iii) any breach or violation of any Environmental Laws by the Contributed Entities that occurs prior to Closing; provided, however, that with regard to subsection (iii), the Contributing Parties shall only be required to indemnify the Partnership Indemnified Parties for Damages attributable to the Contributed Interest. For purposes of this Section 9.1, whether the Contributing Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Contributed Entity Material Adverse Effect”).

9.2 Indemnification of the Contributing Parties.

Subject to the limitations set forth in this Agreement, the Partnership Parties shall indemnify, defend and hold the Contributing Parties, their Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Parties Closing Document, or (ii) any breach of any agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Parties Closing Document or in connection with the transaction contemplated hereby or thereby. For purposes of this Section 9.2, whether the Partnership Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Partnership Material Adverse Effect”).

9.3 Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of the Contributing Parties contained in Section 3.10, nothing in this ARTICLE 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in ARTICLE 7.

9.4 Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the first day of the 18th month following the month in which Closing occurs, except (a) the representations and warranties of the Contributing Parties set forth in Section 3.10 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Contributing Parties set forth in Section 3.11 and Section 3.15 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Contributing Parties set forth in Section 3.1, Section 3.2 and Section 3.4 shall survive forever and (d) the representations and warranties of the Partnership Parties set forth in Section 4.1 and Section 4.2 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this ARTICLE 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this ARTICLE 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this ARTICLE 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this ARTICLE 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

9.5 Demands.

Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

9.6 Right to Contest and Defend.

The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7 Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8 Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

9.9 Payment of Damages.

The indemnification required hereunder in respect of Indemnity Claims shall be made by periodic payments of the amount of Damages in connection therewith, within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

9.10 Limitations on Indemnification.

(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.1, the Contributing Parties shall be liable only if (i) the Damages with respect to a claim exceed $825,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $24,000,000 (the “Deductible Amount”), and then the Contributing Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Contributing Parties’ aggregate liability to the Partnership Indemnified Parties under Section 9.1 exceed $280,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.21 and Section 3.22 and (ii) the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.4; provided, that the Contributing Parties’ aggregate liability for a breach or inaccuracy of such Section 3.4 shall not exceed an amount equal to the Aggregate Consideration minus the amount of all other Damages payable by the Contributing Parties hereunder.

(b)	To the extent the Contributing Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.2, the Partnership Parties shall be liable only if (i) the Damages with respect to a claim exceed the Minimum Claim Amount and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, the Deductible Amount, and then the Partnership Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Partnership Parties’ aggregate liability to the Contributing Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.

(c)	Additionally, neither the Partnership Parties, on the one hand, nor the Contributing Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.

9.11 Sole Remedy.

Should the Closing occur, no party shall have liability under this Agreement, any of the Closing Documents or the transactions contemplated hereby or thereby except as is provided in ARTICLE 7 or this ARTICLE 9 (other than claims or causes of action arising from intentional fraud).

ARTICLE 10

MISCELLANEOUS

10.1 Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2 Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to the Contributing Parties, addressed to:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Telecopy: (918) 573-5942

with copies to:

Gibson, Dunn & Crutcher, LLP

1801 California Street

Denver, CO 80202-2642

Attention: Steven. K. Talley

Telecopy: (303) 313-2840

If to the Partnership Parties, addressed to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Chief Financial Officer

Telecopy: (918) 573-0871

with copies to:

Williams Partners L.P.

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172-0172

Attention: General Counsel and Conflicts Committee Chair

Telecopy: (918) 573-5942

and

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

Telecopy: (713) 229 2727

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3 Governing Law.

This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

10.4 Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

10.5 Entire Agreement; Amendments and Waivers.

(a)	This Agreement and the Closing Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Closing Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6 Conflicting Provisions.

This Agreement and the Closing Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Closing Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Closing Documents, this Agreement shall control.

10.7 Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8 Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9 Interpretation.

It is expressly agreed by the parties that neither this Agreement nor any of the Closing Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Closing Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Closing Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

10.11 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Action by Partnership Parties.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties on or prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership Parties.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS GP LLC

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its general partner

By:	/s/ Rory L. Miller
Name:	Rory L. Miller
Title:	Senior Vice President

WILLIAMS PARTNERS OPERATING LLC
By:	Williams Partners L.P., its managing member
By:	Williams Partners GP LLC, its general partner

By:	/s/ Rory L. Miller
Name:	Rory L. Miller
Title:	Senior Vice President

WILLIAMS FIELD SERVICES GROUP, LLC
By:

By:	/s/ Rory L. Miller
Name:	Rory L. Miller
Title:	Senior Vice President

[Signature Page to Contribution Agreement]

EXHIBIT A

FORM OF CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT

CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT

THIS CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT (this “Agreement”) dated [                    ], 2012, is made and entered into by and among The Williams Companies, Inc., a Delaware corporation (“Williams”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and together with Williams, the “Contributing Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), Williams Partners Operating LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (the “Operating Company”), and Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG”, and together with the Partnership and the Operating Company, the “Partnership Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein are defined in Article I hereof.

R E C I T A L S:

WHEREAS, the Contributing Parties desire to contribute 100% of the issued and outstanding membership interest in Williams Olefins, L.L.C., a Delaware limited liability company (“WOL”) (such 100% membership interest in WOL being referred to herein as the “Contributed Interest”) to the Partnership pursuant to the terms of that certain Contribution Agreement, dated October 29, 2012 (the “Contribution Agreement”) and this Agreement, in return for the distribution and issuance of the Aggregate Consideration (as defined below), and the Partnership desires to receive all of the Contributed Interest in exchange for the distribution and issuance of the Aggregate Consideration in accordance with the terms of this Agreement and the Contribution Agreement; and

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:

1. As consideration for contribution of the Contributed Interest, the Partnership shall (i) distribute cash in the amount of $25,000,000 (the “Cash Consideration”) to the Contributing Parties, (ii) issue 42,778,812 Common Units to the Contributing Parties (the “Private Equity Placement”), and (iii) increase the capital account of the General Partner by an amount equal to the Additional GP Interest and issue 873,037 General Partner Units (which number of Units is equal to 2/98ths of the number of Common Units issued in the Private Equity Placement to the General Partner (the “Additional General Partner Units”), each in consideration for the contribution to the Partnership on behalf of the General Partner of a portion of the Contributed Interest, with the aggregate of each form of consideration set forth in clauses (i), (ii) and (iii) being collectively referred to as the “Aggregate Consideration.”

2. The Contributing Parties shall grant, contribute, transfer, assign, and convey the Contributed Interest to the Partnership, and the Partnership shall acquire the Contributed Interest from the Contributing Parties. The Partnership shall further grant, contribute, transfer, assign and convey the Contributed Interest to the Operating Company and the Operating Company will accept the Contributed Interest. The Operating Company shall further grant, contribute, transfer, assign and convey the Contributed Interest to WFSG and WFSG will accept the Contributed Interest.

1

3. The Partnership shall pay its transaction expenses associated with the transactions contemplated by this Agreement, and the Contributing Parties shall pay their transaction expenses associated with the transactions contemplated by this Agreement.

A G R E E M E N T:

NOW THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Contribution Agreement, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following capitalized terms have the meanings given below.

“Additional General Partner Units” has the meaning assigned to such term in the recitals.

“Additional GP Interest” means $46,780,000.

“Affiliate” when used with respect to a person or entity, means any other person or entity that directly or indirectly Controls, is Controlled by or is under common Control with such first person or entity; provided, however, that (i) with respect to the Contributing Parties, the term “Affiliate” shall exclude each of the Partnership Parties, (ii) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the Contributing Parties, and (iii) the Contributed Entities shall be deemed to be “Affiliates” (x) prior to the Closing, of the Contributing Parties and (y) on and after the Closing, of the Partnership Parties. No person or entity shall be deemed an Affiliate of any person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Consideration” has the meaning assigned to such term in the recitals.

“Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.

“Cash Consideration” has the meaning assigned to such term in the recitals.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Contributed Interest” has the meaning assigned to such term in the recitals.

“Contributing Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

“Contribution Agreement” has the meaning assigned to such term in the recitals.

2

“Control” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.

“General Partner Units” has the meaning assigned to such term in the Partnership Agreement.

“Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

“Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.

“Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, of the Partnership, as amended from time to time.

“Partnership Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

“Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.

“Private Equity Placement” has the meaning assigned to such term in the recitals.

“WFSG” has the meaning ascribed to such term in the first paragraph of this Agreement.

“Williams” has the meaning ascribed to such term in the first paragraph of this Agreement.

“WOL” has the meaning assigned to such term in the recitals.

ARTICLE II

CONCURRENT TRANSACTIONS

2.1 Contribution by the Contributing Parties of the Contributed Interest to the Partnership. The Contributing Parties hereby grant, contribute, transfer, assign and convey to the Partnership, its successors and assigns, for its and their own use forever, the Contributed Interest, and the Partnership hereby accepts the Contributed Interest.

TO HAVE AND TO HOLD the Contributed Interest unto the Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement and the Contribution Agreement, forever.

3

2.2. Distribution of the Cash Consideration; Issuance of the Common Units. The Parties acknowledge that the Partnership has (a) distributed the Cash Consideration to the Contributing Parties and (b) issued the Common Units to the Contributing Parties pursuant to the Private Equity Placement. The Contributing Parties hereby acknowledge receipt of the Cash Consideration and the Common Units.

2.3. Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the amount of the Additional GP Interest in consideration for a contribution to the Partnership on behalf of the General Partner of a portion of the Contributed Interest corresponding to the Additional General Partner Units.

2.4. Issuance of the Additional General Partner Units. The Parties acknowledge that the Partnership has issued the Additional General Partner Units to the General Partner. The General Partner hereby acknowledges the receipt of the Additional General Partner Units.

2.5. Contribution by the Partnership of the Contributed Interest to the Operating Company. Immediately following the contribution of the Contributed Interest to the Partnership pursuant to Section 2.1, the Partnership hereby grants, contributes, transfers, assigns and conveys to the Operating Company, its successors and assigns, for its and their own use forever, the Contributed Interest, and the Operating Company hereby accepts the Contributed Interest from the Partnership as a contribution by the Partnership to the capital of the Operating Company.

TO HAVE AND TO HOLD the Contributed Interest unto the Operating Company, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

2.6. Contribution by the Operating Company of the Contributed Interest to WFSG. Immediately following the contribution of the Contributed Interest to the Operating Company pursuant to Section 2.5, the Operating Company hereby grants, contributes, transfers, assigns and conveys to WFSG, its successors and assigns, for its and their own use forever, the Contributed Interest, and WFSG hereby accepts the Contributed Interest from the Operating Company as a contribution by the Operating Company to the capital of WFSG.

TO HAVE AND TO HOLD the Contributed Interest unto WFSG, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

4

ARTICLE III

FURTHER ASSURANCES

3.1. Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyance, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted and (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interest contributed and assigned by this Agreement or intended so to be.

3.2. Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of, and Schedules to, this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

4.2. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

4.3. No Third-Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or entity or confer upon any other person or entity any benefit, rights or remedies and no person or entity is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

5

4.4. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

4.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction shall apply.

4.6. Assignment of Agreement. Any purported assignment of this Agreement or any of the rights or obligations hereunder by any Party shall be void without the prior written consent of each of the Parties. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person or entity other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

4.7. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

4.8. Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners, members and securityholders of the Parties and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).

4.9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

4.10. Integration. This Agreement, the Contribution Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Contribution Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Contribution Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.

6

4.11. Effect of Amendment. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with any instrument of conveyance covering the Contributed Interest (other than the Contribution Agreement, which will control in the event of any conflict with this Agreement), the terms and provisions of this Agreement shall control.

4.12. Order. The matters provided for in Section 2.1 shall be completed prior to the matters provided for in Section 2.5. The matters provided for in Section 2.5 shall be completed prior to the matters provided for in Section 2.6.

7

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date first above written.

THE WILLIAMS COMPANIES, INC.

By:
Name:
Title:

WILLIAMS PARTNERS GP LLC

By:
Name:
Title:

WILLIAMS PARTNERS L.P.
By: Williams Partners GP LLC, its general partner

By:
Name:
Title:

WILLIAMS PARTNERS OPERATING LLC
By: Williams Partners L.P., its managing member
By: Williams Partners GP LLC, its general partner

By:
Name:
Title:

WILLIAMS FIELD SERVICES GROUP, LLC
By:

By:
Name:
Title:

[Signature Page to Conveyance, Contribution and Assumption Agreement]

EXHIBIT B

FORM OF AMENDMENT TO PARTNERSHIP AGREEMENT

(Attached)

Amendment No. 9

to

Amended and Restated Agreement of Limited Partnership

of Williams Partners L.P.

This Amendment No. 9, dated                     , 2012 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Unless otherwise indicated, capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership, without the approval of any Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS The Williams Companies, Inc., a Delaware corporation (“Williams”), the General Partner (the General Partner together with Williams, the “Contributing Parties”), the Partnership, Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”) and Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG” and together with the Partnership and the Operating Company, the “Partnership Parties”) entered into that certain Contribution Agreement dated                     , 2012 (the “WOL Contribution Agreement”), pursuant to which the Contributing Parties will contribute 100% of the issued and outstanding membership interest in Williams Olefins, L.L.C., a Delaware limited liability company, to the Partnership in exchange for aggregate consideration that includes the issuance of Common Units: and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. Section 1.1 of the Partnership Agreement is hereby amended to add the following definitions:

“Cash Consideration” shall have the meaning ascribed to such term in the WOL Contribution Agreement.

“Final Consideration Adjustment Amount” shall have the meaning ascribed to such term in the WOL Contribution Agreement.

“Final Consideration Adjustment Amount Difference” means the amount, if any, that the absolute value of the Final Consideration Adjustment Amount as finally determined, if it is a negative number, is greater than the Cash Consideration as provided in Section 2.4(d)(ii) of the WOL Contribution Agreement.

“Final Consideration Adjustment Annual Reduction Amount” means an amount equal to the product obtained by multiplying the Final Consideration Adjustment Amount Difference by 1.022.

“Final Consideration Adjustment Quarterly Reduction Amount” means an amount equal to the quotient obtained by dividing the Final Consideration Adjustment Annual Reduction Amount by four.

“Final Consideration Adjustment Reduction Extended Waiver Period” means the period of four consecutive Quarters commencing with the Final Consideration Adjustment Reduction Quarter.

“Final Consideration Adjustment Reduction Quarter” means the Quarter with respect to which the first Record Date occurs following the date on which the Final Consideration Adjustment Amount is finally determined.

“Geismar Expansion Date” means the date that is 30 days following the date on which Williams Olefins, L.L.C. delivers to CB&I, Inc. the “Certificate of Substantial Completion” pursuant to Section 33.5 of that certain Facility Engineering, Procurement and Construction Contract dated March 30, 2012 between Williams Olefins, L.L.C. and CB&I, Inc.

“WOL Contribution Agreement” means that certain Contribution Agreement, dated as of             , 2012, by and among Williams, the General Partner, the Partnership, the Operating Company and Williams Field Services Group, LLC, a Delaware limited liability company.

“WOL First Distribution Quarter” means the Quarter with respect to which the first Record Date following the Closing Date (as defined in the WOL Contribution Agreement) occurs.

“WOL IDR Waiver Period” means the period commencing with the WOL First Distribution Quarter and ending on the later of the last day of the Quarter ending December 31, 2013 or the last day of the Quarter during which the Geismar Expansion Date occurs.

2. Section 6.4 is hereby amended by adding new subsections (f) and (g) to such Section:

“(f) Reduction in Certain Distributions with respect to the WOL IDR Waiver Period. Notwithstanding any other provision of this Agreement and without limiting the reductions described in Section 6.4(e), the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to each Quarter within the WOL IDR Waiver Period shall be reduced by the amount of $16,000,000 per Quarter, provided, however, that if the Geismar Expansion Date occurs after December 31, 2013 and on a date that is not the last day of a Quarter, the distribution of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights with respect to such Quarter shall be reduced by the product of $16,000,000 multiplied by a fraction of which the numerator is the number of days beginning on the first day of such Quarter up to and including the Geismar Expansion Date and of which the denominator is the total number of days in such Quarter.

(g) Reduction in Certain Distributions with respect to the Final Consideration Adjustment Amount Difference. Notwithstanding any other provision of this Agreement and without limiting the reductions described in Sections 6.4(e) and 6.4(f), the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 shall be reduced by:

(i) an amount equal to the Final Consideration Adjustment Amount Difference with respect to the Final Consideration Adjustment Reduction Quarter; or

(ii) in lieu of the reduction described in clause (i) of this Section 6.4(g), upon the election of the holder of Incentive Distribution Rights in its sole discretion pursuant to written notice delivered to the Partnership prior to the Record Date with respect to the Final Consideration Adjustment Reduction Quarter, an amount equal to the Final Consideration Adjustment Quarterly Reduction Amount with respect to each Quarter within the Final Consideration Adjustment Reduction Extended Waiver Period.”

3. Whenever this Amendment refers to a number of days, such number shall refer to calendar days.

4. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

5. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Amendment that are valid, enforceable and legal.

* * * * *

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Williams Partners GP LLC

By:
[Name]
Title:

Signature Page to Amendment No. 9 to

Amended and Restated Agreement of Limited Partnership

of Williams Partners L.P.

DISCLOSURE SCHEDULES COVER PAGE

These Disclosure Schedules are qualified in their entirety by reference to the Agreement. Nothing set forth in these Disclosure Schedules shall be deemed to broaden or otherwise amplify the representations and warranties contained in the Agreement.

Headings have been inserted in these Disclosure Schedules for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of these Disclosure Schedules or the Agreement. All descriptions of any document included in these Disclosure Schedules (i) are summary in nature, (ii) do not purport to be a complete statement of the material terms of such document (except to the extent the Agreement specifies that such description is a statement of the material terms of such document), and (iii) are qualified in their entirety by reference to (A) such document, (B) any and all exhibits, schedules, annexes, riders, addendums and other documents attached to such document, and (C) any amendments, supplements and other modifications to such document, each to the extent provided or made available to the Partnership Parties prior to the date hereof.

SCHEDULE 1.1(A)

PRE-APPROVED CAPITAL EXPENDITURES

1. Ethane system expansion

2. Geismar Olefins Plant expansion

3. 2010 KBR millisecond furnace revamp

4. 2013 Geismar Olefins Plant turnaround

2

SCHEDULE 2.4

NET WORKING CAPITAL AND PRE-CLOSING CAPITAL EXPENDITURES AMOUNT

Calculation of Net Working Capital

Current Assets (1) (2)

- Current Liabilities (1) (2)

Net Working Capital

(1)	As adjusted per Section 5.4 and Schedule 5.4
(2)	Excluding Deferred Tax Assets and Deferred Tax Liabilities

Calculation of Pre-Closing Capital Expenditures Amount

Capital Expenditures as determined by GAAP for each of the identified projects

Ethane System Expansion

+ Geismar Plant Expansion

+ 2010 KBR Millisecond Furnace Revamp

+ 2013 Geismar Olefins Plant Turnaround

Pre-Closing Capital Expenditures Amount

3

DISCLOSURE SCHEDULE 2.3(B)

LIST OF FOREIGN JURISDICTIONS (TO DO BUSINESS)

Entity	Foreign Jurisdictions
Williams Olefins LLC	Alabama; Louisiana; Texas
Williams Olefins Feedstock Pipelines LLC	Louisiana; Texas

4

DISCLOSURE SCHEDULE 3.3

NO CONFLICTS/CONSENTS

The following contracts require consent or notice before a change in control of Williams Olefins LLC.

1. None.

5

DISCLOSURE SCHEDULE 3.5(A)

UNAUDITED BALANCE SHEETS AND STATEMENTS OF INCOME

Williams Olefins (Predecessor)

Balance Sheets

Unaudited

	December 31,		June 30,
	2010	2011	2012
	(in thousands)
ASSETS
Current Assets:
Accounts Receivable:
Trade, less allowance of $195 in 2010, $175 in 2011	$66,896	$78,033	$65,812
Other	958	1,614	1,225
Inventory	29,711	20,968	28,905
Other Current Assets	3,616	2,186	2,529

Total Current Assets	101,181	102,801	98,471

Property, plant and equipment, net	164,569	195,580	239,597
Other Noncurrent Assets	4,764	2,902	2,389

Total Assets	$270,514	$301,283	$340,457

LIABILITIES AND OWNER’S EQUITY
Current Liabilities:
Accounts payable:
Trade	$77,037	$69,168	$60,813
Affiliate	18,365	20,801	6,631
Accrued liabilities	127	341	757
Deferred Revenue	2,173	4,356	818

Total current liabilities	97,702	94,666	69,019

Noncurrent Liabilities	1,033	1,855	2,308
Owner’s Equity	171,779	204,762	269,130

Total Liabilities and Owner’s Equity	$270,514	$301,283	$340,457

These Predecessor Balance Sheets reflect the following adjustments:
Reclassification of intercompany notes and accrued interest payable (receivable) to owner’s equity	52,645	20,633	(31,165)
Reclassification of net deferred tax liability balances to equity	46,432	44,388	44,388
Distribution to Williams of assets not being contributed to Williams Partners	(94,153)	(94,153)	(94,153)

6

Williams Olefins (Predecessor)

Statements of Income

Unaudited

	Year Ended December 31,		Six Months Ended
			June 30,	June 30,
	2010	2011	2011	2012
	(in thousands)
Revenues:
Storage and Transportation Services	$12,291	$13,827	$6,088	$8,153
Product Sales:
Affiliate	16,058	9,802	2,576	4,349
Third-party	837,892	1,083,621	555,253	523,974
Other Revenues	1,060	2,268	(361)	5,977

Total Revenues	867,301	1,109,518	563,556	542,453

Costs and expenses:
Product cost:
Affiliate	179,621	252,915	125,505	87,115
Third-party	527,957	640,651	322,449	295,769
Operating and maintenance expense	45,882	53,380	24,858	30,668
Depreciation and amortization	9,994	10,375	5,122	5,723
General and administrative expense:
Affiliate	7,972	9,458	4,427	7,285
Third-party	7,935	9,916	4,857	5,488
Taxes other than income	712	888	470	525
Other—net	(244)	(1,172)	(145)	(36)

Total costs and expenses	779,829	976,411	487,543	432,537
Net income	$87,472	$133,107	$76,013	$109,916

These Predecessor Statements of Income exclude the following:
Income tax expense	7,737	74,054	—	—
Interest income on intercompany notes, net	(247)	(7,988)	(2,914)	(6,249)

7

DISCLOSURE SCHEDULE 3.5(B)

LIABILITIES OR OBLIGATIONS

None.

8

DISCLOSURE SCHEDULE 3.7(A)

LEASES

1.	Sublease Agreement between Williams Olefins L.L.C. (as successor in interest to Williams Midstream Natural Gas Liquids, Inc.) and Liberty Gas Storage Partners, L.P. (as successor in interest to Liberty Gas Storage LLC), dated July 18, 2001, as amended by that certain Amendment No. 1 to Sublease Agreement between Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage LLC, dated April 30, 2002; Amendment No. 2 to Sublease Agreement and Agreement Respecting Satisfaction or Waiver of Conditions between Williams Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage LLC, dated September 20, 2002; Amendment No. 3 to Sublease Agreement between Williams Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage LLC, dated January 30, 2003; Amendment No. 4 to Sublease Agreement between Williams Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage LLC, dated September 11, 2003; Amendment No. 5 to Sublease Agreement between Williams Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage Partners, L.P., dated July 18, 2001; Amendment No. 6 to Sublease Agreement between Williams Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage Partners, L.P., dated December 10, 2003; Amendment No. 7 to the Sublease Agreement between Williams Midstream Natural Gas Liquids, Inc. and Liberty Gas Storage Partners, L.P., dated April 30, 2004.

9

DISCLOSURE SCHEDULE 3.7(B)

RIGHTS OF WAY

The various interests disclosed below are pending consents to assignment, which are being pursued and are expected to be resolved in the ordinary course of business without material burden in connection with the closing of certain acquisitions.

Tract	Grantor	Grantee	Type	Signed Date	Current Holder
893-33	Exxon Pipeline Company	ARCO Pipe Line Company	Pipeline Right of Way and Easement	10/17/1997

5881-53	ExxonMobil Pipeline Company	ARCO Midcon LLC	Corridor Agreement	11/1/2001

CM-121-1	Texaco, et al	Explorer Pipeline Company	Right of Way	11/4/1970	Chevron Pipeline Co.

OR-221-3	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	11/9/1970	Entergy Texas Inc.

OR-221-5	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	11/9/1970	Entergy Texas Inc.

OR-221-7	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	11/9/1970	Entergy Texas Inc.

OR-221-8	Ameripol, Inc.	Explorer Pipeline Company	Right of Way	2/17/1971	LANXESS Corporation

OR-221-105	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	11/27/1970	Entergy Texas Inc.

10

JE-221-1	Jefferson Chemical Company, Inc.	Explorer Pipeline Company	Right of Way	3/15/1971	Huntsman Petrochemical Corp.

JE-221-12	Texaco, Inc.	Explorer Pipeline Company	Right of Way	7/31/1972	Motiva Refinery

JE-221-13	Lower Neches Valley Authority	Explorer Pipeline Company	Permit	12/11/1970	Lower Neches Valley Authority

JE-221-14	Texaco, Inc.	Explorer Pipeline Company	Right of Way	7/31/1972	Motiva Refinery

JE-221-17	Texaco, Inc.	Explorer Pipeline Company	Right of Way	7/31/1972	Huntsman Petrochemical Corp.

JE-221-17A	Texaco, Inc.	Explorer Pipeline Company	Right of Way	7/31/1972	Motiva Refinery

JE-221-18	Jefferson Chemical Company, Inc.	Explorer Pipeline Company	Right of Way	3/15/1971	Huntsman Petrochemical Corp.

JE-221-18A	Jefferson Chemical Company, Inc.	Explorer Pipeline Company	Right of Way	3/15/1971	Motiva Refinery

JE-221-20	Jefferson Chemical Company, Inc.	Explorer Pipeline Company	Right of Way	3/15/1971	Huntsman Petrochemical Corp.

JE-221-21	Texaco, Inc.	Explorer Pipeline Company	Right of Way	7/31/1972	Huntsman Petrochemical Corp.

JE-221-21A	Texaco, Inc.	Explorer Pipeline Company	Right of Way	7/31/1972	Motiva Refinery

11

JE-221-22	The Texas Pipeline Company	Explorer Pipeline Company	Right of Way	5/3/1972	Shell Pipeline Co., LP

JE-221-25	Ameripol, Inc.	Explorer Pipeline Company	Right of Way	7/6/1971	Huntsman Petrochemical Corp.

JE-221-27	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-30	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	6/21/1972	Entergy Texas Inc.

JE-221-33	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-36	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-38	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-40	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-42	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-44	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

JE-221-46	Gulf States Utilities Company	Explorer Pipeline Company	Right of Way	2/8/1971	Entergy Texas Inc.

12

JE-221-47	Pan American Petroleum Corporation	Explorer Pipeline Company	Right of Way		Total Petrochemicals

JE-221-48	Lower Neches Valley Authority	Explorer Pipeline Company	Permit	12/11/1970	Lower Neches Valley Authority

L27H3	Railroad Management Company LLC	ARCO Midcon LLC	Lease – Houston Ship Channel Tunnel Rd	9/8/1958	Railroad Management Company LLC

L31S16	Railroad Management Company LLC	ARCO Midcon LLC	Lease – Houston Station	5/9/1966	Railroad Management Company LLC

L31S21	Railroad Management Company LLC	ARCO Midcon LLC	Lease	12/05/1967	Railroad Management Company LLC

L31S22	Railroad Management Company LLC	ARCO Midcon LLC	Lease	12/05/1967	Railroad Management Company LLC

L31S24	Railroad Management Company LLC	ARCO Midcon LLC	Lease – Strang & Deer Park	1/10/1972	Railroad Management Company LLC

13

DISCLOSURE SCHEDULE 3.7(C)

NO PROCEEDINGS

1. None.

14

DISCLOSURE SCHEDULE 3.8

LITIGATION

1. None.

15

DISCLOSURE SCHEDULE 3.9

NO ADVERSE CHANGES

SECTION 3.9(C)

1.	Damage sustained inside furnace firebox (BA-98) in connection with the Geismar plant restart on September 5, 2012.

16

DISCLOSURE SCHEDULE 3.11

ENVIRONMENTAL MATTERS

1. None.

17

DISCLOSURE SCHEDULE 3.13

LICENSES AND PERMITS

1. None.

18

DISCLOSURE SCHEDULE 3.14

MATERIAL CONTRACTS

(i) Any natural gas liquids transportation, storage or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $10,000,000

1.	Ethane Transportation Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Power Company, Inc.) and Williams Olefins Feedstock Pipelines, L.L.C., dated October 1, 2003, as amended by that Amendment No. 1 to Ethane Transportation Agreement between Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C. , dated February 27, 2006; Amendment No. 2 to Ethane Transportation Agreement between Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C., dated April 10, 2007; Amendment No. 3 to Ethane Transportation Agreement between Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C., dated July, 2011.

(ii) Any olefins transportation, storage or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $10,000,000

None.

(iii) Any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000,000 per annum

None.

(iv) Any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $20,000,000

1.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and The Dow Chemical Company, dated January 1, 2008.

2.	Propylene Supply, Exchange and Storage Agreement between Williams Olefins, L.L.C. and The Dow Chemical Company, dated October 1, 2007.

3.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Koch Supply & Trading, LP, dated November 1, 2010.

4.	Polymer Grade Propylene Supply Agreement between Williams Olefins, L.L.C. and Lion Copolymer LLC, dated February 1, 2010.

19

5.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Lion Copolymer LLC, dated February 1, 2010.

6.	Polymer Grade Propylene Supply Agreement between Williams Olefins, L.L.C. and Flint Hills Resources, LP, dated July 1, 2012.

7.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Shintech Louisiana, LLC, dated March 3, 2011.

8.	Polymer Grade Propylene Supply Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Midstream Marketing and Risk Management, LLC) and Texas Aromatics, LP, dated September 19, 2002.

9.	Crude Butadiene Sales and Purchase Agreement between Williams Olefins, L.L.C. (as successor in interest to BASF Corporation) and Shell Chemical Company, dated March 1, 1993.

10.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Shell Chemical LP, dated as of January 1, 2012.

11.	Olefins Master Purchase, Sale & Exchange Agreement between Williams Olefins, L.L.C. and Chevron Products Company, a Division of Chevron U.S.A. Inc., dated August 25, 2010, as amended by that First Amendment to Olefins Master Purchase, Sale & Exchange Agreement between Chevron Products Company, a division of Chevron U.S.A. Inc. and Williams Olefins, L.L.C., dated October 28, 2010.

12.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Cargill, Incorporated, dated January 1, 2012.

13.	Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated July 1, 2011, as amended by that Second Amendment to Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated July 1, 2012; Third Amendment to Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated September 1, 2012.

14.	Amended and Restated Chalmette Ethane Supply Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Energy Marketing & Trading Company) and Lone Star NGL Refinery Services LLC (as successor in interest to Gulf Liquids New River Project LLC), dated February 2, 2001, as amended by that Amendment No. 1 to Amended and Restated Chalmette Ethane Supply Agreement between Williams Olefins L.L.C. and Gulf Liquids New River Project LLC, dated July 1, 2005; Term Amendment between LDH Energy Refinery Services LLC and Williams Olefins, L.L.C., dated December 1, 2010; Third Amendment between Lone Star NGL Refinery Services LLC and Williams Olefins, L.L.C., dated March 1, 2012.

20

15.	Motiva Convent Ethane Supply Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Energy Marketing & Trading Company) and Lone Star NGL Refinery Services LLC (as successor in interest to Gulf Liquids New River Project LLC), dated February 2, 2001, as amended by that Amendment No. 1 to Motiva Convent Ethane Supply Agreement between Williams Olefins, L.L.C. and Gulf Liquids New River Project LLC, dated July 5, 2005; Term Amendment between LDH Energy Refinery Services LLC and Williams Olefins, L.L.C., dated December 1, 2010; Third Amendment between Lone Star NGL Refinery Services LLC and Williams Olefins, L.L.C., dated March 1, 2012.

16.	Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. (as successor in interest to Gulf Liquids New River Project LLC) and Shell Chemical LP (as successor in interest to Motiva Enterprises LLC), dated May 30, 2006, as amended by that First Amendment to Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. (as successor in interest to Gulf Liquids New River Project LLC) and Shell Chemical LP (as successor in interest to Motiva Enterprises LLC), dated October 31, 2006; Second Amendment to Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. and Shell Chemical LP (as successor in interest to Motiva Enterprises LLC), dated March 1, 2008; Third Amendment to Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. and Shell Chemical LP, dated January 6, 2011.

17.	Facility Engineering, Procurement and Construction Contract between Williams Olefins, L.L.C. and CB&I, Inc., effective as of March 30, 2012.

(v) Any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any Contributed Entity, or (B) requiring any Contributed Entity to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $10,000,000

None.

(vi) Any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation

1.	Irrevocable Standby Letter of Credit LC#116737012 in favor of Lone Star NGL Refinery Services LLC for the account of Williams Olefins, L.L.C.

(vii) Any agreement that prohibits or otherwise materially limits the ability of such Contributing Party (to the extent applicable to the Contributed Entities’ business) or any Contributed Entity to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing

None.

21

(viii) Any agreement with any Contributing Party (to the extent applicable to the Contributed Entities’ business) that individually involves annual revenues or payments in excess of $10,000,000

None.

(ix) Any collective bargaining agreement

None.

(x) Any lease under which any Contributed Entity is the lessor or lessee of real property that provides for an annual base rental to or from such Contributed Entity of more than $10,000,000

None.

(xi) Any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $10,000,000

None.

(xii) Any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements)

None.

(xiii) Any agreement under which the consequences of a default or termination would reasonably be expected to have a Contributed Entity Material Adverse Effect

1.	Feedstocks System Operating Agreement by and among Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipeline, L.L.C. and PL Midstream LLC (as successor in interest to PetroLogistics Choctaw LLC), dated October 13, 2004, as amended by that Amendment No. 1 to Feedstocks System Operating Agreement by and among Williams Olefins, L.L.C., Williams Olefins Feedstock Pipeline, L.L.C. and PetroLogistics Olefins LLC (as successor in interest to PetroLogistics Choctaw LLC), dated May 6, 2007; Amendment No. 2 to Feedstocks System Operating Agreement by and among Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C. and PL Olefins L.L.C. (as successor in interest to PetroLogistics Choctaw LLC), dated August 1, 2009; Amendment No. 3 to Feedstock System Operating Agreement by and among Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C. and Williams Field Services – Gulf Coast Company, L.P. and PL Olefins, L.L.C. (as successor in interest to PetroLogistics Choctaw LLC), dated August 17, 2010; Amendment Number 4 to Feedstock System Operating Agreement by and among Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C. and Williams Field Services – Gulf Coast Company, L.P. and PL Midstream LLC (as successor in interest to PetroLogistics Choctaw LLC), dated January 1, 2012.

22

2.	Splitter Operation & Maintenance Agreement between Louis Dreyfus Olefins LLC and Williams Olefins, L.L.C. (as successor in interest to Gulf Liquids New River Project LLC), dated July 15, 2005.

3.	Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated July 1, 2011, as amended by that Second Amendment to Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated July 1, 2012; Third Amendment to Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated September 1, 2012.

4.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and The Dow Chemical Company, dated January 1, 2008.

5.	Propylene Supply, Exchange and Storage Agreement between Williams Olefins, L.L.C. and The Dow Chemical Company, dated October 1, 2007.

6.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Koch Supply & Trading, LP, dated November 1, 2010.

7.	Polymer Grade Propylene Supply Agreement between Williams Olefins, L.L.C. and Lion Copolymer LLC, dated February 1, 2010.

8.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Lion Copolymer LLC, dated February 1, 2010.

9.	Polymer Grade Propylene Supply Agreement between Williams Olefins, L.L.C. and Flint Hills Resources, LP, dated July 1, 2012.

10.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Shintech Louisiana, LLC, dated March 3, 2011.

11.	Polymer Grade Propylene Supply Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Midstream Marketing and Risk Management, LLC) and Texas Aromatics, LP, dated September 19, 2002.

12.	Crude Butadiene Sales and Purchase Agreement between Williams Olefins, L.L.C. (as successor in interest to BASF Corporation) and Shell Chemical Company, dated March 1, 1993.

13.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Shell Chemical LP, dated as of January 1, 2012.

14.	Olefins Master Purchase, Sale & Exchange Agreement between Williams Olefins, L.L.C. and Chevron Products Company, a Division of Chevron U.S.A. Inc., dated August 25, 2010, as amended by that First Amendment to Olefins Master Purchase, Sale & Exchange Agreement between Chevron Products Company, a division of Chevron U.S.A. Inc. and Williams Olefins, L.L.C., dated October 28, 2010.

23

15.	Ethylene Supply Agreement between Williams Olefins, L.L.C. and Cargill, Incorporated, dated January 1, 2012.

16.	Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated July 1, 2011, as amended by that Second Amendment to Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated July 1, 2012; Third Amendment to Consolidated Ethane Purchase Agreement between Crosstex NGL Marketing, L.P. and Williams Olefins, L.L.C., dated September 1, 2012.

17.	Gas Sales Agreement between Pontchartrain Natural Gas System and Williams Olefins, L.L.C. (as successor in interest to Union Texas Products Corporation), dated September 1, 1989.

18.	Amended and Restated Chalmette Ethane Supply Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Energy Marketing & Trading Company) and Lone Star NGL Refinery Services LLC (as successor in interest to Gulf Liquids New River Project LLC), dated February 2, 2001, as amended by that Amendment No. 1 to Amended and Restated Chalmette Ethane Supply Agreement between Williams Olefins L.L.C. and Gulf Liquids New River Project LLC, dated July 1, 2005; Term Amendment between LDH Energy Refinery Services LLC and Williams Olefins, L.L.C., dated December 1, 2010; Third Amendment between Lone Star NGL Refinery Services LLC and Williams Olefins, L.L.C., dated March 1, 2012.

19.	Motiva Convent Ethane Supply Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Energy Marketing & Trading Company) and Lone Star NGL Refinery Services LLC (as successor in interest to Gulf Liquids New River Project LLC), dated February 2, 2001, as amended by that Amendment No. 1 to Motiva Convent Ethane Supply Agreement between Williams Olefins, L.L.C. and Gulf Liquids New River Project LLC, dated July 5, 2005; Term Amendment between LDH Energy Refinery Services LLC and Williams Olefins, L.L.C., dated December 1, 2010; Third Amendment between Lone Star NGL Refinery Services LLC and Williams Olefins, L.L.C., dated March 1, 2012.

20.	Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. (as successor in interest to Gulf Liquids New River Project LLC) and Shell Chemical LP (as successor in interest to Motiva Enterprises LLC), dated May 30, 2006, as amended by that First Amendment to Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. (as successor in interest to Gulf Liquids New River Project LLC) and Shell Chemical LP (as successor in interest to Motiva Enterprises LLC), dated October 31, 2006; Second Amendment to Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. and Shell Chemical LP (as successor in interest to Motiva Enterprises LLC), dated March 1, 2008; Third Amendment to Amended and Restated Refinery Grade Propylene Processing and Purchase Agreement between Williams Olefins, L.L.C. and Shell Chemical LP, dated January 6, 2011.

24

21.	Ethane Transportation Agreement between Williams Olefins, L.L.C. (as successor in interest to Williams Power Company, Inc.) and Williams Olefins Feedstock Pipelines, L.L.C., dated October 1, 2003, as amended by that Amendment No. 1 to Ethane Transportation Agreement between Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C. , dated February 27, 2006; Amendment No. 2 to Ethane Transportation Agreement between Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C., dated April 10, 2007; Amendment No. 3 to Ethane Transportation Agreement between Williams Olefins, L.L.C. and Williams Olefins Feedstock Pipelines, L.L.C., dated July, 2011.

(xiv) Any other agreement (or group of related agreements with the same Person) not enumerated in this Disclosure Schedule 3.14, the performance of which by any party thereto involves consideration in excess of $10,000,000

1.	Geismar Complex Services Agreement between Allied Corporation, Union Texas Petroleum Corporation, Williams Olefins, L.L.C. (as successor in interest to Union Texas Products Corporation), Borg-Warner Chemicals, Inc., and BASF Wyandotte Corporation, dated July 1, 1985, as amended from time to time.

2.	Operating Agreement for Geismar Plant, dated January 28, 1966, as amended from time to time.

3.	Agreement between Williams Midstream Natural Gas Liquids, Inc. and Williams Olefins, L.L.C., dated as of October 26, 2012 to be effective as of September 1, 2012.

25

DISCLOSURE SCHEDULE 3.17

TRANSACTIONS WITH AFFILIATES

1. None.

26

DISCLOSURE SCHEDULE 3.18

INSURANCE

1.	Based on loss history and the nature of the Contributed Entities Assets, the property insurance retention as of the date hereof is $5 million per occurrence. All premiums due and payable on insurance policies covering the Contributed Entities Assets have been paid or will be paid as of the date of Closing.

27

DISCLOSURE SCHEDULE 5.1(B)

COVENANT FOR OPERATING CONTRIBUTED ENTITIES BETWEEN SIGN AND CLOSE

(xi) undertake any capital project in excess of $10,000,000, other than reasonable capital expenditures in connection with any emergency, force majeure events or capital expenditures set forth on Schedule 1.1(a);

1.	Repairs related to damage sustained inside furnace firebox (BA-98) in connection with the Geismar plant restart on September 5, 2012.

28

DISCLOSURE SCHEDULE 5.4

INDEBTEDNESS

1.	Intercompany balance with Williams Energy Canada, Inc.

2.	Intercompany balance with Williams Energy Resources, LLC.

3.	Daily cash sweeps in the ordinary course of business pursuant to the Williams Cash Management program.

29